UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2018

OSIRIS THERAPEUTICS, INC.

(Exact name of Registrant as specified in its charter)

Maryland	001-32966	71-0881115
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7015 Albert Einstein Drive, Columbia, Maryland	21046
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (443) 545-1800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 2, 2018, Linda Palczuk, President and Chief Executive Officer of Osiris Therapeutic, Inc. (the “Company” or “Osiris”), notified the Company of her decision to resign her position effective on or about February 9, 2018 to accept the position of chief operating officer at Verrica Pharmaceuticals located in West Chester, Pennsylvania.  Ms. Palczuk advised the Company that her decision is due to the new position being a unique opportunity and one that is closer to her home residence.  The Company wishes Ms. Palczuk well in her new role.

Jason Keefer, age 45, the Company’s Vice President of Marketing will temporarily assume the role of Interim President and Chief Executive Officer.  Mr. Keefer has been the Vice President of Marketing since August 2016.  Prior to becoming the Vice President of Marketing, Mr. Keefer held various roles of increasing responsibility at Osiris since February 2014, including Regional Business Sales Director and Director of Training and Director of Marketing.  Prior to employment at Osiris, Mr. Keefer was the Zone Director (Sales) for the Central U.S. at Shire plc where he was employed from 2011 through 2014.   Mr. Keefer will not receive any additional compensation as a result of this temporary role.  Mr. Keefer served in the role of Interim Chief Executive Officer briefly in 2017 before Ms. Palczuk’s arrival.

The Board of Directors of the Company has begun a search process for Ms. Palczuk’s permanent successor.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSIRIS THERAPEUTICS, INC.

By:	/s/ Linda Chang
Linda Chang
Chief Financial Officer

Date: February 6, 2018

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